Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-70342, 33-63752, 333-11975, 333-80925, 333-40540 and 333-88490) of our report dated February 18, 2005 with respect to the consolidated financial statements of Station Casinos, Inc and by reference in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 11, 2005